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                                                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE
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CONTACT:
Cindy McCaffrey, CBT Group
(650) 817-5710
cindy_mccaffrey@cbtsys.com


                     CBT GROUP TO ACQUIRE KNOWLEDGE WELL
                 COMPANY APPOINTS EXECUTIVE MANAGEMENT TEAM:
                      WILLIAM G. MCCABE NAMED CHAIRMAN;
                  GREGORY M. PRIEST NAMED PRESIDENT AND CEO


REDWOOD CITY, Calif.--Dec. 10, 1998--CBT Group, a leading provider of interactive education software for information technology training, today announced that it has signed a definitive agreement to acquire Knowledge Well, a provider of business, management and professional education using interactive learning technologies. The acquisition has been approved by an Independent Committee of CBT Group's Board of Directors and by the shareholders of Knowledge Well and is subject to approval by the disinterested shareholders of CBT Group and required regulatory approvals.

     The acquisition has been structured as a stock-for-stock exchange, in which a total of approximately 4.8 million CBT Group shares will be issued in exchange for all outstanding shares of Knowledge Well and assumption of all Knowledge Well options. The price at which the CBT Group shares are to be issued was determined based on the market value of CBT Group's stock prior to the signing of the definitive agreement. At that price, the value of the transaction to the Knowledge Well share and option holders was an aggregate of approximately $52 million. There will be no adjustment to the acquisition consideration for changes in CBT Group's stock price between the signing of the definitive agreement and the closing. It is contemplated that the acquisition will be accounted for as a purchase.

     In connection with the transaction, CBT Group has named William G. McCabe, 42, as Chairman of the Board and Gregory M. Priest, 35, as President and Chief Executive Officer. McCabe currently serves as Knowledge Well's Chairman, and Priest is currently Knowledge Well's President and CEO. Both McCabe and Priest have long-standing affiliations with CBT Group. As Chairman and CEO for many years, McCabe was responsible for CBT Group's growth and international expansion in the late 1980s and through most of the 1990s. Priest was formerly CBT Group's Chief Financial Officer, leaving at the end of 1997 to lead Knowledge Well. Both McCabe and Priest remain members of CBT Group's Board of Directors, and have served on the interim Management Committee that had run CBT Group since Oct. 1, 1998.

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     In addition to McCabe and Priest, CBT Group's new executive management team will include two key executives who had left CBT Group earlier this year. Bill Beamish, 44, has been named Executive Vice President, Product Strategy, and Jeff Newton, 44, will serve as Executive Vice President, Global Channel Sales.

     "This transaction is very powerful for CBT Group," McCabe said. "CBT Group is acquiring a very attractive and complementary franchise. In addition, this acquisition enables us to reinvigorate CBT Group's executive management, which is critical to building the franchise in interactive education that we believe CBT Group can become."

     McCabe has indicated that it is his intention to make a significant purchase of CBT Group shares following the announcement of the acquisition.

     "CBT Group has successfully built itself into the largest independent vendor of interactive education software for information technology professionals in the world," added Priest. "Information technology is a tremendous platform upon which to build other interactive education opportunities. There is a major market opportunity to use the same principles and technologies in myriad other areas of education for business customers, and Knowledge Well is at the leading edge of doing so."

     Knowledge Well has established a long-term relationship with Kansas State University to build distance learning programs leading to full undergraduate and graduate business degrees and is currently working toward completion of the undergraduate degree. A curriculum of business skills courses leading to continuing education units and certificate offerings has been defined, and approximately 30 courses are completed. Knowledge Well also has signed an agreement to offer a distance learning associate's degree in cooperation with a regionally accredited college.

     In connection with the acquisition, McCabe, Priest and the other key executives have agreed to execute employment agreements that will include covenants not to compete. In addition, McCabe, Priest and the other key executives have signed lock-up agreements obligating them not to sell any shares obtained in the acquisition prior to one year from the date on which they returned to run the company on the Management Committee.

     The acquisition was negotiated and entered into on behalf of CBT Group by an Independent Committee of the Board of Directors comprising the directors that had no shareholding in Knowledge Well. The Independent Committee retained Lehman Brothers to represent it in the negotiations, and Lehman Brothers has issued a written opinion to the Independent Committee that the acquisition is fair to the shareholders of CBT Group from a financial point of view. The acquisition will also be submitted to a vote of CBT Group's shareholders for approval. No one with any economic interest in Knowledge Well will participate in the CBT Group shareholder vote.

     This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any forward-looking statements in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated.

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Factors that could cause or contribute to such differences include the accounting treatment for the acquisition, integration issues, the development and market acceptance of Knowledge Well's products and Knowledge Well's dependence on university partners, as well as those discussed in CBT Group's Form 10-K for the year ended Dec. 31, 1997 and Form 10-Q for the quarter ended Sept. 30, 1998. In addition, the transaction is subject to certain closing conditions, and there can be no assurance that the transaction will be consummated. Any forward-looking statements in this press release reflect management's opinions only as of the date hereof, and CBT Group assumes no obligation unless required by law to revise or publicly release the results of any revision to any such forward-looking statements.


ABOUT CBT GROUP

CBT Group PLC (NASDAQ: CBTSY) is a leading provider of interactive education software for information technology professionals in business, education and government markets worldwide. The company's comprehensive library, which covers a range of client-server, mainframe and Internet and intranet technologies, is used by the world's leading organizations to train employees to develop and apply mission-critical technologies in the workplace.

     For information on CBT Group's products, call (800) 387-0932, fax (800) 387-0933, or send an email to salesinfo@cbtsys.com. CBT Group is located on the
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World Wide Web at www.cbtsys.com.
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